CIFG Guaranty

Consolidated Financial Statements

December 31, 2005, 2004 and 2003

Report of Independent Auditors

To the Members of the Supervisory Board
and Shareholder of CIFG Guaranty:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholder's equity and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of CIFG Guaranty and its subsidiaries (the "Company") at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company has restated the accompanying financial statements for the years ended December 31, 2004 and 2003.

New York, New York
June 15, 2006

CIFG Guaranty
Consolidated Balance Sheets
(In ‘000s except per share amounts)

		As of December 31,
		2005	2004
Assets	€	$ (Unaudited) (a)	€
			Restated
Investments
Fixed income securities, available for sale, at fair value
(amortized cost of €604,550 and €147,854)	€595,927	$705,548	€147,600
Short-term investments, at cost (approximates fair value)	53,659	63,530	413,476
Total investments	649,586	769,078	561,076

Cash	9,651	11,426	7,239
Premiums receivable	9,876	11,693	6,212
Receivable for securities sold	3,379	4,001	1,628
Investment income due and accrued	11,350	13,438	1,409
Prepaid reinsurance premium	2,538	3,005	1,488
Intangible asset - licenses acquired in acquisition	7,037	8,331	6,108
Property and equipment, net of accumulated depreciation of €1,477 in 2005, and €905 in 2004	844	999	938
Deferred acquisition costs, net	41,235	48,820	24,555
Other assets	712	843	1,705
Total assets	€736,208	$871,634	€612,358

Liabilities and Shareholder’s Equity
Liabilities
Deferred premium revenue	€152,538	$180,597	€83,440
Loss and loss adjustment reserves	3,325	3,937	1,917
Payable for investments purchased	8,796	10,414	51
Deferred income taxes	10,632	12,587	6,056
Accounts payable and accrued expenses	16,314	19,315	11,581
Income taxes payable	3,897	4,614	401
Other liabilities	1,292	1,531	409
Total liabilities	196,794	232,995	103,855

Shareholder’s Equity
Common stock (par value €10 per share; authorized, issued and outstanding shares- 56,408,451)	564,085	667,848	564,085
Additional paid-in-capital	6,644	7,866	2,867
Retained earnings (accumulated deficit)	1,495	1,770	(12,666)
Legal reserve	786	932	517
Accumulated other comprehensive loss (net of deferred Income taxes of (€3,018) and (€89))	(31,370)	(37,142)	(46,300)
Unearned compensation-restricted stock	(2,226)	(2,635)	---
Total shareholder’s equity	539,414	638,639	508,503
Total liabilities and shareholder’s equity	€736,208	$871,634	€612,358

(a) The financial statements are stated in euros. The translation of euros into U.S. dollars is presented solely for the convenience of the reader, using the observed exchange rate at December 31, 2005 of $1.18395 to €1.00. The convenience translation should not be construed as representation that the euro amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any rate of exchange.

The accompanying notes are an integral part of these financial statements.

CIFG Guaranty
Consolidated Statements of Operations
(In ‘000s)

	Years ended December 31,
		2005	2004	2003
	€	$ (Unaudited) (a)	€	€
			Restated	Restated
Revenues
Gross premiums written	€93,038	$110,152	€56,518	€66,161
Ceded premiums written	(1,385)	(1,640)	(1,399)	(27)
Net premiums written	91,653	108,512	55,119	66,134
Change in net deferred premium revenue	(53,822)	(63,723)	(28,740)	(52,485)
Net premium earned (net of ceded earned premium of €326 in 2005, €230 in 2004 and €63 in 2003)	37,831	44,790	26,379	13,649
Net investment income	14,823	17,550	2,938	2,742
Net realized capital gains	2,491	2,949	6,181	6,560
Net realized and unrealized (losses) gains on financial guarantees at fair value	(210)	(249)	2	(67)
Net foreign exchange losses	(617)	(730)	(857)	(1,424)
Other income	343	406	832	1,786
Total revenues	54,661	64,716	35,475	23,246

Expenses
Losses and loss adjustment expenses	1,569	1,858	1,154	514
Amortization of deferred acquisition costs	5,071	6,004	2,785	1,294
Operating expenses	22,677	26,848	19,804	18,979
Other expense	---	---	---	227
Total expenses	29,317	34,710	23,743	21,014

Income before income taxes	25,344	30,006	11,732	2,232
Provision for income tax:
Current taxes	4,320	5,115	458	6
Deferred taxes	6,595	7,808	3,774	1,891
Net Income	€14,429	$17,083	€7,500	€335

(a) The financial statements are stated in euros. The translation of euros into U.S. dollars is presented solely for the convenience of the reader, using the observed exchange rate at December 31, 2005 of $1.18395 to €1.00. The convenience translation should not be construed as representation that the euro amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any rate of exchange.

The accompanying notes are an integral part of these financial statements.

CIFG Guaranty
Consolidated Statements of Changes in Shareholder’s Equity and
Comprehensive Income (Loss)- (In ‘000s)

	Years ended December 31,
	2005			2004 Restated		2003 Restated
Common Shares
Shares at beginning of period	56,408			49,759		30,000
Issuance of company shares	---			6,649		19,759
Shares as of December 31	56,408			56,408		49,759

Common Stock
Balance at beginning of period	€564,085			€497,587		€300,000
Issuance of Company shares	---			66,498		197,587
Balance as of December 31	564,085			564,085		497,587

Additional paid-in capital
Balance at beginning of period	2,867			---		---
Stock- based compensation	1,551			2,867		---
Stock-based compensation restricted stock	2,226			---		---
Balance as of December 31	6,644			2,867		---

Retained earnings (accumulated deficit)
Balance at beginning of period, as previously reported	---			---		(15,894)
Restatement adjustment	---			---		(4,090)
Balance at beginning of period, as restated	(12,666)			(19,898)		(19,984)
Net income	14,429		€14,429	7,500	€7,500	335	€335
Transfer to Legal reserve	(268)			(268)		(249)
Balance as of December 31	1,495			(12,666)		(19,898)

Legal Reserve
Balance at beginning of period	517			249		---
Transfer from retained earnings	269			268		249
Balance as of December 31	786			517		249

Accumulated other comprehensive income (loss)
Balance at beginning of period, as previously reported	---			---		(15,110)
Restatement adjustment	---			---		295
Balance at beginning of period, as restated	(46,300)			(35,753)		(14,815)
Net change in unrealized depreciation of securities, net of deferred tax benefit expense of €2,930 in 2005, €89 in 2004, €863 in 2003			(5,440)		(596)		(1,602)
Change in currency translation			20,370		(9,951)		(19,336)
Other comprehensive income (loss)	14,930		14,930	(10,547)	(10,547)	(20,938)	(20,938)
Total comprehensive income (loss)		€€	29,359		€(3,047)		€(20,603)

Balance as of December 31	(31,370)			(46,300)		(35,753)

Unearned Compensation- restricted stock
Balance beginning of period	---			---		---
Stock-based compensation-restricted stock	(2,226)			---		---
Balance as of December 31,	(2,226)			---		---
Total Shareholder’s Equity	€539,414			€508,503		€442,185

Disclosure of reclassification amounts
Unrealized depreciation arising during the period, net of taxes	€(5,438)			€(601)		€(2,295)
Less: reclassification adjustment for net gains (losses) included in net income, net of taxes	(2)			5		693
Net unrealized depreciation of securities, net of taxes	€(5,440)			(596)		€(1,602)

The accompanying notes are an integral part of these financial statements.

CIFG Guaranty
Consolidated Statements of Cash Flows
(€ ‘000s)

	Years ended December 31,
	2005	2004	2003
		Restated	Restated
Cash flows from operating activities
Net Income	€14,429	€7,500	€335

Adjustments to reconcile net income to net cash
provided by operating activities
Amortization of bond premium	3,399	489	998
Depreciation	402	395	404
Increase in loss and loss adjustment expense reserves	1,355	1,302	581
Increase in deferred premium revenue	55,007	18,052	43,670
(Increase) decrease in prepaid reinsurance premiums	(1,050)	(1,226)	92
Increase in deferred acquisition costs	(16,909)	(8,054)	(13,158)
Increase in stock based compensation payable	1,551	2,867	---
Increase in premium receivable	(2,987)	(2,330)	(402)
Increase (decrease) in ceded reinsurance balances payable	645	(212)	(62)
Increase (decrease) in accounts payable and accrued expenses	4,577	225	(721)
Increase in investment income due and accrued	(9,836)	(882)	(99)
Increase in deferred income taxes payable	7,502	3,756	1,709
Net realized (gains) on sale of investments	(2,491)	(6,181)	(6,560)
Net realized and unrealized (gains) losses on financial guarantees at fair value	210	(2)	67
Increase in current income taxes payable	3,477	404	2
(Decrease) increase in inter-company payable to affiliates	(184)	190	22
Other, net	460	(1,773)	(875)
Net cash provided by operating activities	59,557	14,520	26,003

Cash flows from investing activities
(Purchase) of fixed income securities	(477,778)	(116,881)	(24,214)
Proceeds from the sale of fixed income securities	6,854	2,757	18,067
Proceeds from the maturity of fixed income securities	39,412	23,332	516
Sale (purchase) of short-term investments, net	369,988	9,517	(204,122)
Capital expenditures	(150)	(152)	(152)
Payment for purchase of subsidiary, net of cash acquired	---	---	(15,895)
Net cash (used) by investing activities	(61,674)	(81,427)	(225,800)

Cash flows from financing activities
Issuance of common shares	---	66,498	197,587
Net cash provided by financing activities	---	66,498	197,587

Effect of exchange rate changes on cash	4,529	5,347	2,872

Increase in cash	2,412	4,938	662
Cash at beginning of the year	7,239	2,301	1,639
Cash at the end of the year	€9,651	€7,239	€2,301

Supplemental disclosures of cash flow information
Taxes paid	€460	€--	€601

The accompanying notes are an integral part of these financial statements.

CIFG Guaranty
Notes to Consolidated Financial Statements (continued)
December 31, 2005, 2004 (restated) and 2003 (restated)
(Amounts in thousands)

1.  Business and Organization

CIFG Guaranty, formerly known as CDC IXIS Financial Guaranty S.A. (“CIFG Guaranty” or, together with its consolidated subsidiaries, the “Company”), is a French société anonyme that is a wholly owned subsidiary of CIFG Holding (“CIFG Holding”), a French société anonyme formerly known as CDC IXIS Financial Guaranty Holding S.A., which in turn is a wholly owned subsidiary of Caisse Nationale des Caisses d’Epargne (“CNCE”), a French société anonyme. CIFG Holding and its subsidiaries (the “CIFG Group”) constitute a monoline financial guaranty group engaged solely in the financial guaranty business.

The consolidated financial statements of the Company are comprised of CIFG Guaranty, CIFG Europe formerly known as CDC IXIS Financial Guaranty Europe, a French société anonyme which is a wholly-owned subsidiary of CIFG Guaranty; CIFG Services, Inc. (“CIFG Services”) formerly known as CDC IXIS Financial Guaranty Services Inc., a wholly-owned subsidiary of CIFG Guaranty and CIFG Assurance North America, Inc. (“CIFG NA”) formerly known as CDC IXIS Financial Guaranty North America, Inc and certain variable interest entities (described below).

The name changes referenced above were effective October 29, 2004 for CIFG Guaranty and CIFG Europe. The name changes of CIFG Services and CIFG NA were effective January 11, 2005 and February 23, 2005, respectively.

Effective September 20, 2003, CIFG NA's original direct parent, CIFG Services, transferred all of the outstanding shares of CIFG NA to five voting trustees in accordance with a voting trust agreement, dated September 17, 2003, in order to comply with certain U.S. state restrictions regarding the ownership or control of U.S. insurance companies by a foreign government or any agency or instrumentality thereof. While the voting trustees possess and shall be entitled to exercise all rights and powers of an absolute owner of such shares as provided for in CIFG NA’s charter and applicable law, CIFG Services is the beneficial owner of the Voting Trust. As such, CIFG Services is entitled to receive all dividends and distributions declared and paid by CIFG NA, and thus, the financial statements of CIFG NA are included in these consolidated financial statements.

CIFG Guaranty, established in 2001, is a financial guaranty reinsurance company domiciled in France that provides reinsurance solely to CIFG Europe and CIFG NA. CIFG Europe, established in 2001, is a monoline financial guaranty company domiciled in France that is licensed to conduct business in all 15 original member states of the European Union. CIFG NA, established in 2002, is a monoline financial guaranty company domiciled in the State of New York that, as of December 31, 2005, was licensed to transact financial guaranty insurance in 43 U.S. states, the District of Columbia, the U.S. Virgin Islands and the Commonwealth of Puerto Rico.

In the ordinary course of business, the Company’s subsidiaries CIFG Europe and CIFG NA have issued financial guaranty contracts in respect of certain obligations of certain variable interest entities (VIEs). Specifically, CIFG Europe has issued financial guaranty contracts in respect of obligations of Mogador Ltd., a VIE that is a corporation established in Jersey, which is owned by Mogador Trust, a Jersey-based charitable trust. CIFG NA has issued financial guaranty contracts in respect of certain obligations of multiple distinct New York State business trusts, collectively known as the New Generation Funding

Trusts. The financial guaranty contracts generally provide credit protection to investors who have entered into credit default swap (CDS) transactions with the respective VIEs. Other than the CDS transactions described above, the VIEs own no assets and have no outstanding debt and, by virtue of support provided by the financial guaranty contracts, CIFG Europe and CIFG NA consider themselves to be the primary beneficiaries of these VIEs. Accordingly, these VIEs are consolidated by these subsidiaries.

Each of, CIFG Guaranty, CIFG Europe and CIFG NA, have received an insurer financial strength rating of “AAA” from Fitch Ratings, an insurer financial strength rating of “Aaa” from Moody’s Investors Services Inc., and an insurer financial enhancement rating of “AAA” from Standard and Poor’s Rating Services (“S&P”), the highest rating assigned by each rating agency.

2.  Restatement of Previously Issued Financial Statements

The Company has restated its financial statements for the years ended December 31, 2004 and 2003. The restatement arises from the correction of an error related to the Company’s application of certain aspects of “Statement of Financial Accounting Standards (“FAS”) No. 60 - “Accounting and Reporting by Insurance Enterprises” (“FAS 60”) to insurance policies that do not qualify for the financial guaranty scope exception under FAS 133 - “Accounting for Derivative Instruments and Hedging” (“FAS 133”) and FAS 149 - “Amendment of FAS 133 Derivative Instruments and Hedging Activities” (“FAS 149”). These financial guaranty contracts are accounted for as derivatives on a fair value basis under FAS 133. The Company considers these contracts to be generally an extension of its financial guaranty insurance contracts in that the Company compensates the guaranteed party for economic losses caused by credit events, and the risks undertaken are substantially the same as the risks in the financial guaranty form.

Financial guaranty insurance contracts that meet the scope exception under FAS 133 are subject to FAS 60, which provides for the deferral of acquisition costs that are primarily related to, and vary with, the production of new business. In addition, FAS 60 provides for the establishment of loss and loss adjustment reserves. (See Notes 3, 5 and 12 for further details). In prior years, the Company deferred acquisition costs and established loss and loss adjustment reserves for all of its financial guaranty contracts, including those accounted for as derivative contracts subject to FAS 133 and thus carried at fair value. The deferral of acquisition costs and the establishment of loss reserves and loss adjustment expenses for these credit derivative contracts which are accounted for under FAS 133 is not in accordance with U.S. GAAP. Accordingly, the Company has expensed deferred acquisition costs and has reversed the loss and loss adjustment reserves established for financial guaranty contracts carried at fair value in these restated financial statements.

The aforementioned approach was also used in years prior to 2003. Accordingly, opening accumulated deficit and other comprehensive income have been corrected by an adjustment of €4.1 million and €295 thousand, respectively.

The impact of the aforementioned adjustments on the balance sheet, income statement and statement of cash flows are as follows:

	As of December 31, 2004
Selected Balance Sheet Accounts	Previously Reported	Restated

Deferred acquisition cost, net	€33,628	€24,555
Total assets	621,431	612,358

Loss and loss adjustment expense reserves	4,173	1,917
Deferred tax liabilities, net	7,760	6,056
Total liabilities	107,816	103,855

Accumulated deficit	(6,165)	(12,666)
Accumulated other comprehensive loss	(47,172)	(46,300)
Total shareholder’s equity	513,615	508,503
Total liabilities and shareholder’s equity	621,431	612,358

	For the Year Ended December 31, 2004		For the Year Ended December 31, 2003
	Previously Reported	Restated	Previously Reported	Restated

Selected Income Statement Accounts

Loss and loss adjustment expenses	€2,638	€1,154	€1,365	€514
Amortization of deferred acquisition costs, net	5,065	2,785	2,370	1,294
Operating expenses	16,188	19,804	14,732	18,979
Total expenses	23,891	23,743	18,693	21,014
Income before income taxes	12,441	11,732	4,553	2,232
Deferred taxes	4,056	3,774	2,745	1,891
Net income	7,927	7,500	1,802	335

	For the Year Ended December 31, 2004		For the Year Ended December 31, 2003
	Previously Reported	Restated	Previously Reported	Restated
Selected Accounts from the
Statement of Cash Flow Accounts
Increase in loss and loss adjustment expense reserves	€2,660	€1,302	€1,362	€581
Increase in deferred acquisition costs	(10,127)	(8,054)	(16,173)	(13,158)
Increase in deferred income taxes payable	4,038	3,756	2,563	1,709

3.  Significant Accounting Policies

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP), which for insurance and reinsurance companies differ in certain respects from the accounting practices prescribed or permitted by New York State Insurance Department (NYSID). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Due to diversity of the financial guaranty industry accounting practices, in 2005 the Financial Accounting Standards Board (“FASB”) added a project to their agenda to consider the accounting model for financial guaranty insurers. The project’s scope is limited to financial guaranty contracts not subject to FAS 133 because the characteristics of these financial guaranty contracts have met the scope exceptions set forth in FAS 133 and are not subject to derivative accounting. The FASB’s project will consider claims liability recognition, premium recognition, and the amortization of deferred acquisition costs. Currently, the Company cannot assess the impact on the financial statements of potential changes which might occur due to the issuance of new guidance by the FASB under this project. Until the FASB issues specific guidance, the Company intends to continue to apply existing accounting policies. The FASB expects to issue an exposure draft in the third quarter of 2006.

Certain prior year balances have been reclassified to conform to the current year presentation.

Significant accounting policies are as follows:

Consolidation
The consolidated financial statements include the accounts of CIFG Guaranty, CIFG Europe, CIFG Services, CIFG NA and certain VIEs for which the Company is the primary beneficiary. The financial statements of CIFG NA are consolidated because CIFG Services retains all of the beneficial interest in the shares of CIFG NA.
All inter-company balances have been eliminated.

Investments
Investments in the Company’s investment portfolio are accounted for on a trade-date basis and consist of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income (Loss)" in shareholder's equity. For purposes of computing amortized cost, premiums and discounts are accounted for using the effective yield method over the remaining terms of securities acquired. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premium and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments.

The Company's process for identifying declines in the fair value of investments that are other than temporary involves consideration of multiple factors. These factors include current economic conditions, market prices, issuer-specific developments, the time period during which there has been a significant decline in value and the Company's intent and ability to hold the investment for a sufficient period of time for the value to recover. If the Company's analysis of these factors results in the determination that the decline is other-than temporary, the Company writes down the carrying value of the investment to fair value and records a realized loss. As of December 31, 2005, 2004 and 2003, there were no declines in fair value deemed to be other than temporary.

Realized gains and losses on the sale of investments are determined on the basis of specific identification. Investment income is recorded when earned.

Effective January 1, 2004, the Company adopted the Emerging Issues Task Force (EITF) Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” ("EITF 03-01"). EITF 03-01 requires the Company to disclose certain information about unrealized losses on its investment portfolio that have not been recognized as other-than-temporary impairments.

In November 2005, FASB Staff Position No. 115-1 and 124-1 (“FSP 115”) was issued, effective for reporting periods beginning after December 15, 2005. FSP 115 nullifies paragraphs 10-18 of EITF 03-01 and refers to other guidance such as FAS No. 115- “Accounting for Certain Investments in Debt and Equity Securities” to evaluate whether an impairment is considered other than temporary. However, the disclosure requirements from EITF 03-01 have been brought forward into FSP 115.

The Company does not anticipate that the adoption in 2006 of the new guidance under FSP 115 will have a material effect on the financial statements.

Deferred Acquisition Costs
Certain costs incurred, primarily related to and varying with the production of new financial guaranty business, excluding financial guaranty contracts accounted for as derivatives, have been deferred. These costs include direct and indirect expenses related to underwriting and contract origination expenses, rating agency fees and premium taxes.

The Company receives ceding commissions under the ceded reinsurance contracts as compensation for acquisition costs incurred. Ceding commissions are deferred and offset against deferred acquisition costs (DAC). The Company considers deferred premium revenue and the present value of future premiums due to the Company under installment contracts when determining the recoverability of DAC. DAC and deferred ceding commissions,net, are amortized into the income statement over the periods in proportion to the earnings of the related premiums. DAC is presented in the balance sheet net of deferred ceding commissions.

Premium Revenue Recognition
Up-front financial guaranty premiums written are earned pro-rata over the duration of the underlying risk in proportion to the amount of risk outstanding over the expected period of coverage. The amount of risk outstanding is equal to the sum of the par amount of the debt insured. Installment premiums written are recognized on a straight-line basis over each installment period. If a guaranteed issue is retired early, the remaining deferred premium will be earned and any related unamortized DAC will be expensed immediately. Deferred premium revenue and prepaid reinsurance premiums represent the portion of gross and ceded premium written, respectively, which has been allocated to the unexpired underlying risk.

Losses and Loss Adjustment Expense Reserves
Loss and loss adjustment reserves are established for financial guaranty contracts subject to FAS 60. The reserve for losses and loss adjustment expenses consists of active credit reserves and case basis loss and loss adjustment expense reserves. The development of active credit reserves is based upon estimates of the expected levels of debt service payment defaults on currently guaranteed issues that are not presently or imminently in default, and by reference to financial guaranty industry historical loss experience. The determination of the reserve is primarily based on an analysis of expected losses as a percentage of expected premium on the outstanding insured portfolio, pursuant to which, active credit reserves are provided on a periodic basis as a function of financial guaranty premiums earned to date.

The Company monitors active credit reserves on an ongoing basis and adjusts these reserves based on actual loss experience, considering changes in the mix of business and economic conditions. Case basis loss reserves will be recorded when it is probable that a loss has been incurred and it can be reasonably estimated. When losses occur, case basis loss reserves will be established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. The active credit reserve is available to be applied against future case basis loss reserves and any related adjustments. As of December 31, 2005 and 2004, there were no case basis loss reserves recorded.

The Company’s loss reserving policy, described above, is based on guidance provided in FAS 60, FAS 5, “Accounting for Contingencies” and analogies to Emerging Issues Task Force (EITF) 85-20, “Recognition of Fees for Guaranteeing a Loan.” FAS 60 requires that, for short-duration contracts, a liability for unpaid claim costs relating to insurance contracts, including estimates of costs relating to incurred but not reported claims, be accrued when insured events occur. Additionally, FAS 5 requires that a loss be recognized where it is probable that one or more future events will occur confirming that a liability has been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

Management believes that the Company’s reserves are adequate to cover the ultimate net cost of claims. However, because the reserves are based on management’s judgment and estimates, there can be no assurance that the ultimate liability will not exceed such estimates.

Income Taxes
CIFG Guaranty has two separate consolidated groups for tax return purposes: the French tax group (CIFG Holding, CIFG Guaranty and CIFG Europe, each participate individually in the CNCE French consolidated tax return) and the U.S. tax group (whereby CIFG Services and CIFG NA file a consolidated U.S. tax return).  Current income taxes are calculated in accordance with the local income tax rules applicable to each entity within their respective jurisdiction.

Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to premium revenue recognition, deferred acquisition costs, loss reserves, net operating losses and unrealized appreciation or depreciation of investments. A valuation allowance is established by jurisdiction when management believes it is more likely than not (a likelihood of more than 50 percent) that some portion or the entire deferred tax asset will not be realized.

Reinsurance
In the normal course of business, the Company seeks to reduce its financial guaranty exposure by reinsuring certain levels of risk with other insurance enterprises or reinsurers. Reinsurance premiums ceded and related commissions recorded are deferred and recognized in earnings on a pro-rata basis over the period the related financial guaranty coverage is provided.

Property and Equipment
Property and equipment consists of office furniture, fixtures, computer equipment, software and leasehold improvements which are reported at cost less accumulated depreciation.  Office furniture and fixtures are depreciated straight-line over seven years.  Leasehold improvements are amortized over their estimated service life or over the life of the lease, whichever is shorter.  Computer equipment and software are depreciated over five years.  Maintenance and repairs are charged to expense as incurred.

Rent Expense
Rent expense, net of lease incentives is recognized on a straight-line basis over the lives of the leases.

Intangible Assets
In February 2003, CIFG NA purchased 100% of the stock of Western Continental Insurance Company (“WCIC”) which resulted in recording an intangible asset related to the fair value of the insurance licenses acquired. The Company has determined that the licenses have an indefinite life and, therefore, are not being amortized. The recoverability of the carrying value of the intangible asset is evaluated at least annually based on a review of forecasted discounted cash flows and by referencing other available information. As of December 31, 2005 and 2004 there were no adjustments to the carrying value of the intangible asset.

Derivatives
The Company has issued insurance policies that do not qualify for the financial guaranty scope exception under FAS 133 and 149. These contracts are recorded at fair value which is determined using models developed by the Company. The model includes various assumptions such as an expected loss projection. The Company believes that the most meaningful financial statement presentation of derivative revenues is to reflect them as premiums written when installments are received, to record losses and loss adjustment expenses incurred as loss and loss adjustment expense, and to record changes in fair value as incurred in net unrealized gains (losses) on financial guarantees at fair value. This presentation is consistent with the financial guaranty industry presentation.

Variable Interest Entities (VIE’s)
From time to time, the Company provides financial guarantees on structured transactions backed by pools of assets of specified types. The guaranteed obligations are frequently supported by assets which have been securitized through VIEs. In certain other transactions, the Company guarantees payment obligations of counterparties, including VIEs, that may enter into credit default swaps with third parties. The Company provides financial guarantees covering certain obligations of these entities at market rates and consolidates those VIEs where it is determined to be the primary beneficiary.

Foreign Currency
Functional currencies are generally the currencies of the local operating environment. On a consolidated basis the Company’s functional currency is euros.  The only subsidiaries with a functional currency other than euros within the Company are CIFG Services and CIFG NA, whose functional currency is U.S. dollars.  The consolidated CIFG Guaranty financial statements include translation adjustments for the conversion of the CIFG Services and CIFG NA balance sheets from U.S. dollars to euros, at exchange rates in effect at the balance sheet dates and the income statement accounts are translated using daily exchange rates averaged on a year to date basis. The related translation adjustments are included as a component of "Accumulated Other Comprehensive Income" in Stockholders' Equity in accordance with FAS Statement 52, "Foreign Currency Translation" ("FAS 52").

Foreign currency transaction gains and losses arising from the re-valuation of assets and liabilities denominated in non-functional currencies are reflected in net income.

Incentive Stock Plans
Certain employees of CIFG Services and CIFG Europe participate in incentive stock plans of CIFG Holding that provide for stock-based compensation, including stock options and restricted stock awards. Both stock options and restricted stock are granted for a fixed number of shares with an exercise price equal to the fair value of the shares at the grant date. The Company accounts for these incentive stock plans in accordance with the fair-value method prescribed by FAS 123, “Accounting for Stock-Based Compensation,” (“FAS 123”) as amended by FAS Statement 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” (“FAS 148”). As prescribed under FAS 123, the compensation expense for options granted to employees is based on the minimum value of the option at the grant date, which is determined using an option-pricing model. This compensation expense is recognized in earnings ratably over the period in which the options vest. For grants of restricted stock, unearned compensation equal to the fair value of the shares at the date of grant is recorded as a separate component of stockholders’ equity and subsequently amortized to compensation expense over the vesting period.

In accordance with FAS 123, the compensation expense related to the stock option and restricted stock plans have been “pushed down” to the subsidiaries, which employ the beneficiaries of the plan.

In December 2004, the FASB issued FAS 123(R), “Share-Base Payment”. FAS 123(R) is a revision of FAS 123, “Accounting for Stock-Based Compensation”, which requires the Company to expense the value of employee stock options and other forms of stock based compensation. The Company is currently in the process of reviewing and evaluating the impact of FAS 123(R) which it is required to adopt in 2006. However, the CIFG Group does not expect a material change in how they will grant equity awards in the future.

As a non-public entity, CIFG Guaranty is required to adopt FAS 123 (R) as of January 1, 2006. CIFG Guaranty shall apply the provisions of FAS 123 (R) prospectively to new equity based awards granted after the effective date of the pronouncement. The Company shall continue to account for outstanding awards, issued prior to January 1, 2006 using the accounting principals originally applied to these awards under FAS 123, which is the minimum value method of measuring equity share options (using an expected volatility of zero when pricing the option). The Company is required to apply the prospective transition method in adopting this pronouncement, which results in no cumulative effect due to the application of this new statement.

The Company adopted FAS 123 (R) on January 1, 2006. Incentive grants awarded subsequent to January 1, 2006 are to be accounted for by using the fair-value-based method that will include the expected volatility assumption. The Company is no longer able to use a zero volatility assumption (minimum value method) when pricing the incentive awards. The pronouncement requires that companies use the fair value based method to value options and all other forms of shared-based payments.

Incentive awards will continue to be earned over the requisite service period and the related compensation expense will be recognized in earnings.   Additionally, as part of adopting FAS 123(R) in 2006, the unearned compensation of €2.2 million as of December 31, 2005 related to restricted stock awards granted in 2005 will be reversed, and a corresponding entry to record contra-shareholders’ equity in additional paid-in capital will also be made.

Other Long-term Compensation
Certain employees of CIFG Services and CIFG Europe participate in the Performance Unit Plan (“PUP Plan”). The PUP Plan provides for long-term incentive awards to employees, and are adjusted upward or downward depending on the cumulative three-year pre-tax income of the CIFG Group as compared to a baseline target. At the end of the three-year performance period, the sum of the income before income taxes, is divided by the target amount and multiplied by an interest factor, resulting in a final unit value, which is subject to a cap and a floor, as defined in the PUP Plan. Vesting of PUPs are over a three-year period following the grant date. Cash payments are made at the end of each three-year measurement period, with the first payout scheduled for March, 2007. The compensation expense relating to this plan is recognized in earnings ratably over the vesting period.

The PUP Plan compensation expense incurred is reflected in the financial statements of the respective subsidiary which employs the beneficiaries.

Legal Reserve
The legal reserve is established by non-insurance entities for regulatory purposes in France. CIFG Guaranty as a reinsurer is not considered an insurance company and is required to establish the legal reserve, by taking 5% of French GAAP net income and reclassifying that amount from retained earnings into the legal reserve. The legal reserve cannot be used for shareholder distributions until it is equal to 10% of French GAAP shareholder’s equity. Under U.S. GAAP the legal reserve is treated as appropriated retained earnings. As of December 31, 2005 the Company has not met the 10% threshold and is therefore ineligible to make a distribution to shareholders.

4.  Related Party Transactions

Debt Facility
Effective December 20, 2004, CIFG Holding closed a $200 (€ 169) million committed debt facility with CNCE. On December 22, 2004, CIFG Holding drew $90 (€76) million as a loan under the debt facility, with a remaining loan commitment of $110 (€93) million as of December 31, 2004. Loan proceeds of $89 (€66) million of that loan were contributed to CIFG Guaranty as additional equity capital, and $1 million (€800 thousand) was held at CIFG Holding for general corporate purposes.

The translation of U.S. dollars into euros are presented solely for the convenience of the reader, using the observed exchange rate at December 31, 2005, of $1.18395 to €1.00 with the exception for the contribution of capital to CIFG Guaranty, which is calculated using the 2004 spot rate on the date of contribution of $1.334 to €1.00.

Subordinated Loan Agreement
In order to support the financial strength ratings and capital resources of members of the CIFG Group, CIFG Holding entered into a subordinated loan agreement facility (the Facility) with its then parent CDC IXIS (subsequently merged into CNCE). The initial duration of this agreement was nine years, with automatic annual renewal after this period. During 2003 CIFG Holding drew all amounts available under the Facility and exercised its option to convert the proceeds to equity. The total amount drawn and converted to equity was €200 million. €198 million of such proceeds were contributed to CIFG Guaranty to increase the underwriting capacity of the CIFG Group.

During 2002, CIFG Holding and CIFG Guaranty executed an agreement whereby CIFG Holding irrevocably committed to draw on the Facility at the request of CIFG Guaranty and to use the proceeds of such draw to make an additional capital contribution in CIFG Guaranty. In respect thereof, CIFG Guaranty agreed to pay the commitment fee specified in the Facility. During 2003, the aggregate amount paid to CIFG Holding under the Facility was €384 thousand.

Service Agreement
CIFG Services has entered into an agreement with IXIS Capital Markets (“ICM”) whereby ICM provides certain consulting services to the Company. Expenses incurred under this agreement were €637 thousand, €1.1 million, and €1.1 million for the years ending 2005, 2004, and 2003, respectively. As of December 31, 2005 and 2004 amounts due to ICM under this agreement were €141 thousand and €325 thousand, respectively.

Facultative Reinsurance Agreements
CIFG Guaranty participates in a Facultative Reinsurance Agreement (Agreement) with CIFG NA. Under the terms of this Agreement, as amended effective June 24, 2003, CIFG Guaranty agrees to reinsure up to 90% of the CIFG NA’s acceptable risks (except that such reinsurance is limited to 50% of its risks in the State of Florida). CIFG Guaranty pays a ceding commission on premiums ceded under the terms of this Agreement. Premiums ceded by CIFG NA and assumed by CIFG Guaranty under this facultative reinsurance agreement were €70.9 million, €35.7 million and €41.8 million for 2005, 2004 and 2003, respectively. These amounts are eliminated in consolidation.

As of December 31, 2005 and 2004, CIFG Guaranty pledged to CIFG NA U.S. dollar denominated investments with a fair value of $168.2 (€142.1) and $130.7 (€110.4) million respectively, to support its reinsurance obligation in accordance with New York State Insurance regulatory requirements. The assets pledged are maintained in a secured trust on behalf of CIFG NA, for its sole use and benefit in accordance with 11NYCRR 126.

CIFG Guaranty participates in a facultative reinsurance agreement with CIFG Europe, whereby the Company agrees to reinsure up to 100% of single risks written by CIFG Europe. CIFG Guaranty retains the right to reject any risk written by CIFG Europe, and agrees to pay a ceding commission on premiums assumed under the terms of this agreement. Premiums ceded by CIFG Europe and assumed by CIFG Guaranty under this facultative reinsurance agreement were €2.7 million, €2.5 million and €28 thousand for 2005, 2004 and 2003, respectively. These balances are eliminated in consolidation.

Excess of Loss Reinsurance Agreement
CIFG Guaranty entered into an excess of loss reinsurance agreement with CIFG Europe. This agreement covers losses of CIFG Europe in excess of €20 million. Premiums ceded by CIFG Europe and assumed by CIFG Guaranty during 2005, 2004 and 2003 were €1.7 million, €1 million, and €600 thousand, respectively. These balances are eliminated in consolidation.

Financial Guarantees
In the normal course of business, CIFG Europe and CIFG NA enter into certain financial guaranty contracts with affiliates on an arms-length basis. The affiliates involved are Credit Foncier (“Foncier”) and IXIS Corporate & Investment Bank (“IXIS CIB”). Gross premiums written on policies closed with IXIS CIB during 2005, 2004 and 2003 were approximately €1.9, €2.3 and €2.3 million, respectively. Gross premiums written on policies closed with Foncier during 2005, 2004 and 2003 were approximately €9.8 million €3.4 million and nil, respectively.

Capital Maintenance Agreements
CIFG Guaranty has entered into separate irrevocable keep-well capital maintenance agreements with CIFG NA and CIFG Europe. These separate agreements require CIFG Guaranty to contribute capital to CIFG NA and CIFG Europe if at any time, the separate company capital of CIFG NA and CIFG Europe fall below $80 million and €20 million, respectively.

5.  Deferred Acquisition Costs, net

Acquisition costs and ceding commissions that vary with and directly related to the production of business are deferred and amortized in proportion to the related premium revenue to be recognized in future periods. Deferred acquisition costs net of ceding commissions and related amortization are is follows:

	December 31,
	2005	2004 Restated
Net balance, beginning of period	€24,555	€16,572
Current year costs:
Deferred acquisition costs	17,896	11,223
Amortization during the period	(5,071)	(2,785)
Foreign Exchange	3,855	(455)
Net balance, end of period	€41,235	€24,555

6.  Investments

The Company’s investment objective is to optimize after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. The weighted-average credit quality of the fixed income portfolio, which excludes short-term investments, was AAA with no investment rated below BBB as rated by S&P. There are no bonds owned which have been guaranteed by any CIFG entities.

Short-term investments consist of United States government obligations (44%), commercial paper (8%) and money market instruments (48%). Approximately 75% of money market instruments are invested in Société d'Investissement à Capital (“SICAV”), money market funds registered in France. These funds invest principally in French Treasury bonds, other negotiable debt securities, short term bonds and commercial paper. These funds hold investments that have an average life of three months or less.

The following tables set forth the amortized cost and fair value of the fixed income securities and short-term investments included in the investment portfolio of the Company:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Non-U.S.*	€305,265	€13	€(3,815)	€301,463
United States government obligations	273,307	181	(4,871)	268,617
State and municipal obligations	22,478	73	(207)	22,344
Corporate obligations	3,500	3	---	3,503
Short-term investments	53,659	---	---	53,659
Total	€658,209	€270	€(8,893)	€649,586

* Principally Euro denominated debt securities issued by European governments and European municipalities.

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
United States government obligations	€147,547	€235	€(488)	€147,294
State and municipal obligations	307	1	(2)	306
Short-term investments	413,476	---	---	413,476
Total	€561,330	€236	€(490)	€561,076

Fixed income investments carried at fair value of approximately €7.8 million and €5.9 million as of December 31, 2005 and 2004, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

The Company maintains a substantial portion of its cash and investments in two financial institutions that the Company considers of high quality. One of the financial institutions is an affiliate.

The following table sets forth the distribution by contractual maturity of the fixed income investments at amortized cost and fair value at December 31, 2005 and 2004. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	December 31,
		2005			2004
	Amortized Cost		Fair Value	Amortized Cost		Fair Value
Due in one year or less	€42,935		€42,796	€20,445		€20,340
Due after one year through five years	332,791		326,897	111,913		111,751
Due after five years through ten years	224,681		222,175	15,496		15,509
Due over ten years	4,143		4,059	---		---
Total	€604,550		€595,927	€147,854		€147,600

The following table presents the Company's investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

			December 31, 2005
	Less than 12 months		Greater than 12 months				Total
	Fair Value	Unrealized Losses	Fair Value		Unrealized Losses		Fair Value	Unrealized Losses
Non U.S. Obligations*	€301,464	€(3,815)	€	---	€	---	€301,464	€ (3,815)
United States Government obligations	166,216	(2,559)		102,399		(2,312)	268,615	(4,871)
State and municipal obligations	22,344	(207)		---		---	22,344	(207)
Total	€490,024	€(6,581)		€102,399		€(2,312)	€592,423	€ (8,893)

* Principally Euro denominated debt securities issued by European governments and European municipalities.

	December 31, 2004
	Less than 12 months		Greater than 12 months				Total
	Fair Value	Unrealized Losses	Fair Value		Unrealized Losses		Fair Value	Unrealized Losses
United States Government obligations	€111,730	€(488)	€	---	€	---	€111,730	€(488)
State and municipal obligations	---	---		136		(2)	136	(2)
Total	€111,730	€(488)		€136		€(2)	€111,866	€(490)

The unrealized losses in the Company’s investment portfolio were caused by increases in interest rates. The Company evaluated the credit rating of these securities and noted no significant deterioration. Since the decline in market value is related to changes in interest rates and not credit quality, and the Company has the intent and ability to hold these investments until the value recovers, the Company does not consider these investments to be other than temporarily impaired as of December 31, 2005 and 2004.
Net investment income was comprised of the following:

	December 31,
	2005	2004	2003
Fixed income securities	€13,701	€2,201	€2,242
Short-term investments	1,297	867	589
Total investment income	14,998	3,068	2,831
Investment expenses	(175)	(130)	(89)
Net investment income	€14,823	€2,938	€2,742

Net realized gains and losses were comprised of the following:

	December 31,
	2005		2004	2003
Gross gains:
Fixed income securities	€	---	€8	€1,068
Short-term investments		2,494	6,175	5,492
		2,494	6,183	6,560
Gross losses:
Fixed income securities		(3)	---	---
Short-term investments		---	(2)	---
		(3)	(2)	---
Net realized capital gains		€2,491	€6,181	€6,560

Gross gains recognized on short-term investments resulted from periodic sales of the SICAV investments.

Proceeds from the sale of long-term fixed income securities were €6.9 million, €2.8 million and €18.1 million during the year ended December 31, 2005, 2004 and 2003, respectively.

7.  Reinsurance

The Company utilizes reinsurance to effectively deploy its capital and to manage its risk profile. The Company remains liable to the beneficiaries of its financial guarantees to the extent that any reinsurance company fails to meet its obligations to the Company. The Company regularly monitors the financial condition of its reinsurers and believes there is no unrecoverable reinsurance.

The effect of reinsurance on premiums written was as follows:
	December 31,
	2005	2004	2003
Direct premium written	€85,122	€48,402	€33,530
Assumed premium written	7,916	8,116	32,631
Ceded premium written	(1,385)	(1,399)	(27)
Net premiums written	91,653	55,119	66,134

Change in direct deferred premium revenue	(53,125)	(27,350)	(21,823)
Change in assumed deferred premium revenue	(1,756)	(2,559)	(30,626)
Change in ceded deferred premium revenue	1,059	1,169	(36)
Change in deferred premium revenue, net	(53,822)	(28,740)	(52,485)
Net premiums earned	€37,831	€26,379	€13,649

In 2003 net premiums earned included €1.1 million, from refundings, and called bonds. In 2004 and 2005 there are no refunded earned amounts.

8.  Income Taxes

CIFG Holding, CIFG Guaranty and CIFG Europe are part of CNCE French tax consolidation. Based on the tax consolidation agreement for the French Group, these companies calculate their income taxes as if they were on a “stand-alone” basis and pay any resulting tax to CNCE. The agreement stipulates that tax losses of any individual CIFG subsidiary that are utilized by CNCE and the tax benefits derived therefrom are not reimbursed to the subsidiary. The agreement also provides that, in the event that a CIFG Group company leaves the CNCE tax consolidation group, it will be reimbursed for the benefit of any tax losses previously utilized by the CNCE Group.

CIFG Services and CIFG NA file a consolidated U.S. income tax return and are not included in the CNCE French tax consolidation.

The consolidated current and deferred provision for income taxes was approximately €10.9 million, €4.2 million, and €1.9 million for the periods ending December 31, 2005, 2004 and 2003, respectively.

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year that the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company has established valuation allowances of €12.8 million and €7.3 million for 2005 and 2004, respectively. The valuation allowances relate to deferred tax assets arising from net operating losses generated during prior years and for deferred tax assets generated by certain subsidiaries that have not established enough of an earnings history to recognize such assets. In accordance with U.S. GAAP, a valuation allowance has been recorded to reduce the recognition of net deferred tax assets of these subsidiaries.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities as of December 31, 2005 and 2004 are presented below:

	As of December 31,
	2005	2004 Restated
Deferred tax assets:
Net operating loss carry forward	€8,645	€8,778
Deferred premium revenue	172	185
Loss reserve	1,822	926
Compensation	2,208	520
Deferred ceding commission revenue, net	3,922	---
Unrealized losses on fixed income investments	2,586	89
Other	538	309
Less: valuation allowance	(12,790)	(7,300)
Total deferred tax assets	7,103	3,507

Deferred tax liabilities:
Accretion of discount	101	20
Deferred acquisition costs	17,634	8,403
Other	---	1,140
Total deferred tax liabilities	17,735	9,563
Net deferred tax liabilities	€10,632	€6,056

In 2005, the CIFG Services U.S. consolidated tax group used approximately €8.2 million in net operating loss carry forwards generated in prior years, to offset taxable income in the current year. As of December 31, 2005, the Company’s U.S. subsidiaries had net operating loss carry forwards available to offset future taxable income of €13.0 million of which €6.7 million will expire in 2022, €3.5 million will expire in 2023, €2.8 million will expire in 2024, and €12.8 million generated from the French entities which can be carried forward without time limitation.

The Company’s total tax provision differs from the amount that would be obtained by applying the tax rate to pre-tax book income, mainly due to the impact of disallowed expenses, the establishment of the valuation allowance for certain deferred tax assets and the effect of not being reimbursed by CNCE under the tax sharing agreement.

9.  Dividend Restrictions

As of December 31, 2005, 2004 and 2003 CIFG Guaranty did not declare or pay any dividends.

CIFG Guaranty has received from CIFG Holding and the parent of CIFG Holding, (now CNCE), commitments that both CIFG Holding and its parent will not initiate any transaction, which would result in a significant reduction in CIFG Guaranty’s net equity, without having received prior confirmation from a major rating agency that such a reduction will not result in a downgrade of the financial strength rating of CIFG Guaranty.

Under New York State insurance law, CIFG NA may pay a dividend only from earned surplus subject to the maintenance of a minimum capital requirement. Any dividends declared or paid may not exceed, together with all other dividends declared or distributed by CIFG NA during the preceding twelve months, the lesser of (i) 10% of its policyholders' surplus shown on its last filed statement, or (ii) one hundred percent of adjusted net investment income (as defined under New York Insurance Law), for such 12-month period without prior approval of the Superintendent of the New York State Insurance Department (“NYSID”).

CIFG NA has not declare or paid any dividends since its inception, given that it has no earned surplus and is therefore ineligible to pay a dividend.

10.  Insurance Regulatory Restrictions

The Company is subject to insurance regulatory requirements of the jurisdictions in which it is domiciled or licensed to conduct business. CIFG Europe is subject to compliance with the French insurance regulations (Code des Assurance). CIFG Guaranty, as a French reinsurance company, is subject to compliance with various aspects of the French insurance regulations. CIFG NA is subject to the insurance regulatory requirements of the State of New York and the other jurisdictions in which it is licensed to conduct business.

The French insurance regulators and the NYSID and certain other U.S. insurance regulatory authorities have various requirements relating to the maintenance of certain minimum statutory capital and surplus.

CIFG NA's statutory financial statements have been prepared in conformity with accounting practices prescribed or permitted by the NYSID. Prescribed statutory accounting principles include state laws, regulations and general administrative rules, as well as a variety of the National Association of Insurance Commissioners (NAIC) requirements. The NAIC Statements of Statutory Accounting Principles (SSAP’s) have been adopted as a component of prescribed or permitted practices by the NYSID. Additionally, the NYSID has adopted certain prescribed practices that vary from those found in SSAP’s. These differences have no impact on the net income and the determination of statutory surplus of CIFG NA.

CIFG NA is required to maintain a total of $75 (€63.3) million in statutory capital and surplus. Statutory capital and surplus of CIFG NA was $108.6 (€91.7) million and $113.6 million at December 31, 2005 and 2004, respectively. Statutory net loss for CIFG NA was $2.5 (€2.1) million, $5.2 million, and $4.2 million, for 2005, 2004 and 2003, respectively. Statutory capital and surplus differs from stockholder’s equity determined under U.S. GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, and deferred income taxes differently.

The translation of U.S. dollars into euros is presented solely for the convenience of the reader, using the observed exchange rate at December 31, 2005 of $1.18395 to €1.00.

CIFG Europe has a minimum capital requirement of €800 thousand and had statutory net equity of €35.1 million and €32.3 million at December 31, 2005 and 2004, respectively. Statutory net income (loss) for CIFG Europe was €2.9 million, €2.4 million and €(52) thousand at December 31, 2005, 2004 and 2003, respectively. CIFG Europe is also subject to compliance with the French insurance regulation’s solvency requirement. French insurance regulation mandates insurance companies maintain a minimum net equity (net of non-admissible assets) at or above the solvency requirement calculated annually. Net equity, net of non-admissible assets, was €26.0 million and €26.4 million and the solvency requirement calculated for CIFG Europe was €3.2 million and €2.2 million at December 31, 2005 and 2004, respectively. The above requirements are not applicable to French reinsurance companies such as CIFG Guaranty.

11.  Net Insurance in Force

The Company’s financial guaranty policies issued by CIFG NA and CIFG Europe guaranty the scheduled payments of principal and interest on municipal and structured obligations. The net exposure retained on any risk is subject to formalized underwriting guidelines.

As of December 31, 2005, guarantees in force, net of cessions, had a range of legal maturities of approximately 1-75 years.  However, the expected life of these transactions may vary substantially from the legal final maturities, and are influenced by actual performance, market conditions and business objectives of the issuers. The expected maturities of these policies are between 1-45 years, which are diversified among 843 outstanding policies.

The weighted-average expected life of the guaranteed portfolio is as follows:
	Global Public Finance and Infrastructure	Global Structured Finance	Total
Weighted Average expected life as of December 31, 2005 *	18.18	5.44	10.15

* Weighted by par

The distribution of gross and net par inforce by bond type is presented in the following table:

Insurance Inforce	2005		2004
	Gross	Net	Gross	Net
Global Public Finance and Infrastructure
State GO and Appropriation	€3,139,002	€3,139,002	€1,646,241	€1,646,241
Airports	1,297,838	1,297,838	609,025	609,025
Sovereign/ Sub Sovereign	1,468,583	1,252,265	680,387	582,901
State Tax Backed Obligations	999,329	999,329	685,900	685,900
City and County GO	1,001,931	989,268	304,249	293,258
Toll Roads	878,935	878,935	683,897	683,897
Health Care	743,703	743,703	121,662	121,662
Transportation	672,687	672,687	350,000	350,000
Utility Systems	574,799	574,799	313,185	313,185
Investor Owned Utilities	563,078	563,078	360,063	360,063
Project Finance	582,262	537,685	295,030	295,030
Higher Education	467,564	467,564	48,386	48,386
Public Power	294,567	294,567	256,704	256,704
Special Revenue	206,858	206,858	---	---
Local Tax Backed Obligations	192,689	192,689	155,532	155,532
Municipal Housing	150,171	150,171	---	---
Total	13,233,996	12,960,438	6,510,261	6,401,784

Global Structured Finance
CDO/CLO	5,778,353	5,778,353	1,180,593	1,180,593
CDO Investment Grade	5,164,972	5,164,972	3,382,559	3,382,559
CDO Asset Backed	4,378,317	4,345,735	3,133,428	3,104,442
Home Equity	2,120,337	2,120,337	813,717	813,717
Mortgage Backed
Residential	1,689,450	1,689,450	1,075,885	1,075,885
Commercial	1,325,577	1,284,417	408,385	367,225
Lease Assets	930,776	896,991	971,000	938,009
Student Loans	558,870	558,870	---	---
Commercial Asset Backed	520,729	520,729	234,911	234,911
Auto Loans	282,496	282,496	347,170	347,170
Other Structured Finance	152,710	152,710	76,626	76,626
Other Consumer	126,694	126,694	109,971	109,971
Credit Cards	85,308	85,308	74,049	74,049
Total	23,114,589 23,114,589	23,007,062 23,007,062	11,808,294 11,808,294	11,705,157 11,705,157
Grand Total	€36,348,585	€35,967,500	€18,318,555	€18,106,941

The Company limits its exposure to losses from writing financial guarantees through a formal credit approval process and by maintaining a surveillance function which monitors insured transactions. Additionally, the Company mitigates credit risk by underwriting investment grade transactions and maintaining collateral requirements on asset-backed obligations, as well as through reinsurance.

Gross par written includes €849 million and €1.6 billion of assumed financial guaranty reinsurance for the years ended December 31, 2005 and 2004, respectively.

Gross par outstanding includes €5.3 billion and €3.7 billion of assumed financial guaranty reinsurance business, at December 31, 2005 and 2004, respectively.

The distribution of gross and net par in force by geographical location is presented in the following table:

Insurance Inforce		2005	% of		2004	% of
	Gross	Net	Net	Gross	Net	Net
United States:
New York	€2,757,595	€2,744,933	7.6	€1,931,331	€1,920,340	10.6
Illinois	1,119,600	1,119,600	3.1	328,011	328,011	1.8
Puerto Rico	986,830	986,830	2.8	434,916	434,916	2.4
California	761,786	761,786	2.1	546,343	546,343	3.0
New Jersey	705,858	705,858	2.0	309,982	309,982	1.7
Florida	575,761	575,761	1.6	20,395	20,395.1
Texas	459,508	459,508	1.3	142,895	142,895.8
Colorado	337,788	337,788.9		156,068	156,068.9
Indiana	262,283	262,283.7		99,597	99,597	5
Georgia	245,268	245,268.7		146,005	146,005.8
Other States	1,578,951	1,578,950	4.4	592,579	592,579	3.3
United States Diversified	12,885,968	12,819,601	35.6	6,381,191	6,319,214	34.9
Total United States	22,677,196	22,598,166	62.8	11,089,313	11,016,345	60.8

Non United States:
United Kingdom	€1,995,607	€1,995,607	5.6	€1,095,329	€1,095,329	6.0
Italy	1,376,668	1,160,350	3.2	722,500	625,015	3.5
France	550,977	509,816	1.4	562,817	521,656	2.9
Canada	343,213	298,636.8		50,387	50,387.3
Portugal	285,596	285,596.8		250,000	250,000	1.4
Australia	260,789	260,789.7		243,470	243,470	1.3
Greece	250,000	250,000.7		100,000	100,000.6
Germany	149,424	149,424.4		155,992	155,992.9
Switzerland	46,565	46,565.1		---	---	---
Other Country Specific	523,658	523,659	1.5	226,248	226,248	1.2
Europe Diversified	2,809,450	2,809,450	7.9	811,000	811,000	4.5
Total Non United States	8,591,947	8,289,892	23.1	4,217,743	4,079,097	22.6
Global	5,079,442	5,079,442	14.1	3,011,499	3,011,499	16.6
Grand Total	€36,348,585	€35,967,500	100	€18,318,555	€18,106,941	100

At December 31, 2005 and 2004 gross par outstanding includes €20.3 billion and €9.5 billion, respectively, underwritten through VIEs that have been consolidated.

11. Loss and Loss Adjustment Reserves

The Company’s reserve for losses and loss adjustment expenses consists of active credit reserves and case basis reserves. There were no case basis reserves recorded during 2005 and 2004. Activity in the loss and loss adjustment reserve is summarized as follows:

	As of December, 31
	2005	2004 Restated
Active Credit Reserves:
Balance, beginning of period	€1,917	€610
Incurred losses and loss adjustment expenses	1,569	1,154
Foreign Exchange	(161)	153
Balance, end of period	€3,325	€1,917

12. Fair Value of Financial Instruments

The following fair value amounts were determined by using independent market information when available, and appropriate valuation methodologies when market quotes were not available. In cases where specific market quotes were unavailable, interpreting market data and estimating market values required considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Fixed income securities: The fair values of fixed income securities are based primarily on quoted market prices.

Short-Term Investments and Cash: The carrying amount of these items approximate fair value.

Investment Income Due and Accrued: The fair value of investment income due and accrued is assumed to approximate carrying value due to the length of time to maturity.

Deferred Premium Revenue: The fair value of the liability for deferred premium revenue is based upon the estimated cost to reinsure those exposures at current market rates, which amount consists of the deferred premium revenue balance at the balance sheet date, less an estimated ceding commission thereon.

Certain other financial guaranty contracts have been written on an installment premium basis, where the future premiums to be received by the Company are determined based on the outstanding exposure at the time the premiums are due. The fair value of the Company’s future premium revenue under its installment contracts is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure the CIFG Group’s exposures under these policies.

The carrying amount and estimated fair value of financial instruments are presented below:

	December 31,
In Euros	2005		2004
	Carrying Amount	Estimated fair value	Carrying Amount	Estimated fair value
Financial Assets:

Fixed income securities	€595,927	€595,927	€147,600	€147,600
Short-term investments	53,659	53,659	413,476	413,476
Cash	9,651	9,651	7,239	7,239
Investment income due and accrued	11,350	11,350	1,409	1,409

Financial Liabilities:

Deferred premium revenue:
Gross	152,538	106,777	83,440	58,408
Net of reinsurance	150,000	105,000	81,952	57,366

Off-balance sheet instruments:

Installment premium receivable
Gross	----	105,550	----	76,499
Net of reinsurance	----	104,642	----	75,879

13. Credit Default Swaps

Certain financial guaranty contracts meet the definition of a derivative under FAS 133 as amended by FAS 149. All of these direct contracts provide credit protection to investors who have entered into CDS transactions with Mogador Trust and New Generation Funding Trusts (see Note 1). The Company records these contracts at management’s estimate of fair value based on a model. The model contains an expected loss assumption. These contracts are considered by the Company to be, in substance, financial guaranty contracts and the Company generally intends to hold them to maturity. The level of fair value adjustments is dependent upon a number of factors including changes in credit spreads and other market factors.

For each of the three years ended December 31, 2005, 2004 and 2003 gross direct premium written through transactions with these VIEs were €30.2, €17.8 and €9.7 million, respectively.

As of December 31, 2005 and 2004, the distribution of par exposure by form of credit enhancement is set forth in the following table on a gross (direct and assumed) basis and net of reinsurance:
	December 31,
	2005		2004
	Gross	Net	Gross	Net
Financial guaranty	€16,066,375	€15,834,657	€8,612,958	€8,502,046
Credit default swaps	20,282,210	20,132,843	9,705,597	9,604,895
Total	€36,348,585	€35,967,500	€18,318,555	€18,106,941

14. Business Acquisition

In February 2003, CIFG NA purchased 100% of the stock of Western Continental Insurance Company (“WCIC”) from Rampart Insurance Company (“Rampart”) and Rampart's indirect parent company, Caisse Centrale des Assurance Mutuelles Agricoles (“CCAMA”). Prior to the acquisition, and pursuant to the approval of the Texas and New York Departments of Insurance, all of WCIC’s existing liabilities were transferred from its balance sheet by means of “assumptive reinsurance”. In addition, prior to the acquisition, WCIC paid ordinary and extraordinary dividends of $2.8 million and $5.8 million, respectively, to its parent, Rampart, as approved by the Texas State Insurance Department. The purchase price was $21.0 million resulting in an intangible asset assigned to the insurance licenses of $8.3 million.

On April 1, 2003, CIFG NA capitalized a new subsidiary, Western Continental Insurance Company of New York (“WCIC NY”), which was licensed by the NYSID on April 11, 2003. On June 30, 2003, WCIC NY merged with CIFG NA's other subsidiary, WCIC. Effective August 31, 2003, the NYSID approved the merger between CIFG NA and WCIC NY, whereby CIFG NA merged into WCIC NY, with the surviving corporation renamed CDC IXIS Financial Guaranty North America, Inc., which was renamed CIFG Assurance North America, Inc. in early 2005.

15. Retirement Plan

CIFG Europe and its employees in France contribute to compulsory pension systems; Régime Général de la Sécurité Sociale and UCREPPSA. CIFG Europe has no additional liability due to pension commitments towards its employees, except for the retirement indemnity, payable at retirement date. The estimated liability for this retirement indemnity was €77 thousand and €44 thousand at December 31, 2005 and 2004, respectively and is accrued on the consolidated balance sheet as of those dates.

Employees of CIFG Services participate in a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis up to $14 (€12 ) thousand for those employees who are under 50. Employees who are 50 and older are allowed to make a “catch up” contribution of an additional $4 (€3) thousand for 2005 under the current IRS code. CIFG Services may make discretionary contributions to the plan on behalf of employees. CIFG Services contributed $254 (€214), €184 and €324 thousand to the plan on behalf of employees for the years ended December 31, 2005, 2004 and 2003, respectively.

16.  Long-term Incentive Plans

In 2005 and 2004, the Compensation Committee of the Supervisory Board of CIFG Holding (the Compensation Committee) approved various long-term incentive plans designed to attract, retain, and motivate the Company’s employees whose performance can impact the long term success of the CIFG Group. The long-term incentive plans include three components: a stock option component, restricted stock (including the related tax units) and a performance unit plan (“PUP plan”), which is linked to the pre-tax operating income of the CIFG Holding. Awards under these long-term incentive plans are granted at the discretion of the Compensation Committee.

The compensation expense for the long-term incentive plans (i.e. stock options, restricted stock, tax units and the PUP plan) are reflected in the financial statements of the respective CIFG Holding subsidiary which employs the beneficiaries.

Incentive Stock Plans
In 2005 and 2004, the Compensation Committee approved and adopted CIFG Holding’s 2003 Stock Option Plan (the “2003 Plan”), the 2003 Stock Option Program (the “2003 Program”) and the 2005 Stock Option Plan. Collectively, these plans enable employees of the Company’s subsidiaries to acquire “certificats d’investissement” (investment certificates) or preferred shares to be issued by CIFG Holding, allowing them to benefit from appreciation in the value of the capital stock of CIFG Holding. The investment certificates and preferred shares carry all of the rights of a regular share of the CIFG Holding’s stock, except for the voting rights. In the event of a public listing of the CIFG Holding’s shares, the investment certificates will be re-combined with the voting rights and the preferred shares will be converted to ordinary shares and thus will have the same rights as ordinary shares. Options granted under these plans have vesting schedules which provide for pro-rata annual vesting over periods ranging between zero and five years from the date of grant. The stock option plans contain provisions for accelerated vesting under certain circumstances including a change of control as defined in the plans.

The exercise price of options granted under these stock option plans was established using 100% of the fair market value of CIFG Holding’s capital stock on the date granted. Fair value was determined by applying a valuation methodology which was approved by the Compensation Committee. The valuation methodology considers the book value of CIFG Holding plus the value of the in-force portfolio of guaranteed risks, including a cost of capital component. Using this valuation methodology, the exercise price for the options granted in 2005 and 2004 was established at €10.47 and €9.29, respectively. Options are exercisable as specified at the time of grant, although no options are exercisable prior to the fourth anniversary of the date of grant, and expire ten years from the date of grant (or shorter if specified or following termination of employment).

The Compensation Committee authorized 401,980 and 3,107,286 shares of CIFG Holding’s capital stock for 2005 and 2004, respectively, to be granted as options under these plans, all of which were granted. The plans contain an anti-dilution feature which protects the interests of the beneficiaries. As a result of the issuance of restricted stock during 2005, an additional 12,597 options were granted and the strike price for the 2003 plans was reset to €9.25 due to anti-dilution provisions under these plans. As of December 31, 2005 and 2004, 146,022 and 96,293 options have been forfeited, respectively.

The option valuation methodology reflects “minimum value”, as defined by FAS 123 as it excludes volatility from estimating the option’s value. Under the method of accounting adopted by the Company under the provisions of FAS 148, employee stock option compensation expense for the year ended December 31, 2005 and 2004 was €1.5 million and €2.9 million, respectively.

The stock option plan contains a liquidity put option feature requiring CIFG Holding to repurchase investment certificates or preferred shares acquired on exercise of stock options, allowing beneficiaries to receive cash equal to the difference between the strike price and fair market value of the option at that point in time. Prior to a public offering of the shares of CIFG Holding, this liquidity put option feature requires CIFG Holding to repurchase any investment certificates or preferred shares acquired upon exercise of the option which are presented by employees after the requisite services have been completed and any other conditions necessary to earn the right to benefit from these instruments have been met. The price to be paid by CIFG Holding for these investment certificates or preferred shares upon the exercise of the liquidity put option by the employee shall be equal to the fair market value in effect at the time the Company receives notice from the employee. The fair market value will be calculated on a fully diluted basis using the same valuation methodology approved by the Compensation Committee to set the exercise price at the time of grant. As of December 31, 2005 and 2004, no employees are fully vested, and therefore no liquidity put options have been exercised. The liquidity put option terminates upon a public listing of CIFG Holding. Using the above referenced valuation methodology applied to the number of vested options as of December 31, 2005 and 2004, assuming these vested options were exercised and the liquidity put option was exercised at the same time and the shares were repurchased by CIFG Holding, then the amount which would be payable as of December 31, 2005 and 2004 is €2.4 million and €1.1million, respectively. The date of the first permitted exercise is January 1, 2008.

In the event that beneficiaries elect to exercise their stock options and hold the investment certificates or preferred shares acquired, CIFG Holding has a right to repurchase these investment certificates or preferred shares at the value determined using the same valuation methodology approved by the Compensation Committee to set the exercise price at time the options were granted.

To compute the compensation expense, the value for these options was estimated at the date of the grant using CIFG Holding’s option valuation methodology (minimum value under FAS 123). The number of options granted and the assumptions used for valuing such option grants during the year are shown in the following table:

	December, 31
	2005	2004
Number of options granted	401,980	3,107,285
Exercise price	€10.47	€9.29
Dividend yield	---	---
Risk-free interest rate	3.104%	3.939%
Expected option term (in years)	6	6.7

A summary of the CIFG Holding’s stock option plan as of December 31, 2005 and 2004, and changes during the year, is set forth in the following table:

	2005		2004
Options	Number of Shares	Weighted Avg. Price per share	Number of Shares	Weighted Avg. Price per share
Outstanding at the beginning of the year	3,010,992	€9.29	---	---
Granted	401,980	10.47	3,107,285	€9.29
Anti-dilution adjustment	12,597	9.25	---	---
Exercised	---	---	---	---
Expired or canceled	146,021	9.27	96,293	€9.29
Outstanding at the end of the year	3,279,548	9.40	3,010,992	€9.29
Exercisable at the end of the year	---	---	---	---
Weighted-average minimum value per share of options granted during the year		€1.79		€2.16

The following table summarizes information about the Company’s stock option plans as of December 31, 2005:

Range of Exercise Price	Number Outstanding	Weighted-average remaining Contractual Life in Years	Weighted-Average Exercise Price	Number Exercisable	Shares Vested as of Anniversary Date	Weighted Average Exercise Price
€ 9.25 - € 10.47	3,279,548	8.32	€9.40	---	1,519,362	---

Restricted Stock
On December 30, 2005, the Compensation Committee authorized the grant of 212,725 restricted shares of CIFG Holding’s common stock to certain employees of subsidiaries of CIFG Holding, with a fair value €10.47 per share on that date. As of December 31, 2005, approximately €2.2 million has been recorded as “unearned compensation - restricted stock” and is included in stockholder’s equity. These shares vest two years after the date of grant, and must be held for an additional two years before they can be sold.

U.S. employee’s eligible for restricted stock have the option to either take 100% of their restricted stock award in restricted stock or take 50% in restricted stock and 50% in tax units. The tax units are intended to provide cash to help employees meet their tax obligations arising from the vesting of the restricted stock. These tax units vest two years after the date of grant, similar to the restricted stock, and the unit price is equal to the fair value of the restricted stock at the time of grant. The tax units are earned ratably over the vesting period and liability accounting principles are applied.

Performance Unit Plan
The Compensation Committee approved the CIFG Holding PUP in April, 2004. During 2005 and 2004, the Company incurred compensation expense of €860 thousand and

€832 thousand related to this plan, respectively. (see Note 3, Other Long-term Compensation, for description of Plan).

17.  Currency Swap

Effective September 23, 2005 CIFG Holding entered into a currency swap with its subsidiary CIFG Guaranty to negate the impact of the revaluation of U.S. dollar denominated securities on CIFG Guaranty’s books and a U.S. dollar denominated loan obligation on CIFG Holding’s books.

CIFG Holding borrowed $98.5 (€83.2) million from CNCE under a loan agreement which is denominated in U.S. dollars. Holding contributed these funds to CIFG Guaranty which purchased U.S. denominated securities.

Upon revaluation of both CIFG Holding and CIFG Guaranty foreign denominated instruments, (the U.S. loan for Holding and U.S securities for CIFG Guaranty), as of December 31, 2005, CIFG Guaranty recognized a loss on the swap of €8.8 million which was recorded as a charge to earnings and which was offset by a foreign currency translation gain for those U.S. dollar denominated securities.

18.  Commitments

Subsidiaries of CIFG Guaranty lease office space in London, New York and Paris. The operating leases in London and Paris have lease terminations in 2016 and 2015, respectively. The lease for the New York office space was renewed in December 2005, and expires in 2019. In addition to base rental costs, the leases for office space provide for rent escalations resulting from increased assessments for real estate taxes, utilities, and maintenance. In addition, the leases in London and Paris also include charges for services provided by the landlord such as cleaning, insurance, telephone charges, etc.

Rent expense is recognized on a straight-line basis over the terms of the respective operating leases net of lease incentives of approximately €406 thousand. For the years ended December 31, 2005, 2004 and 2003 rent expense was €1.4, €1.3, and €1.3 million, respectively.

Future minimum lease payments under the operating leases net of lease incentives at December 31, 2005 are as follows:

Year Ending December 31,	Future Minimum Rent Payments	Future Minimum Service Charges	Total Future Minimum Lease Payments

2006	€1,442	€149	€1,591
2007	1,442	155	1,597
2008	1,442	155	1,597
2009	1,442	155	1,597
2010	1,442	155	1,597
Thereafter	11,351	757	12,108

Pursuant to the lease agreement for the space occupied by CIFG Services, a standby letter of credit has been provided for approximately €346 thousand. A certificate of deposit for a similar amount is held as collateral by the issuer of the letter of credit.

19.  Subsequent Event

 During the second quarter of 2006, Caisse Nationale des Caisse d’Epargne (CNCE), the parent of CIFG Holding, announced the signing of a letter with Groupe Banque Populaire for the combination of some of their respective business into a joint subsidiary, NatIxis, subject to regulatory approval.  Pursuant to the press release, the CIFG Group would be part of the combined entity.